 Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 14, 2022 /PRNewswire/ -- The Bank of South Carolina Corporation (NASDAQ: BKSC) announced unaudited earnings of $1,542,981, or $0.28 and $0.27 basic and diluted earnings per share, respectively, for the quarter ended June 30, 2022 – a decrease of $125,703, or 7.5%, from earnings for the quarter ended June 30, 2021 of $1,668,684, or $0.30 and $0.29 basic and diluted earnings per share, respectively. Unaudited earnings for the six months ended June 30, 2022 decreased $471,671 or 13.6%, to $3,007,088 compared to $3,478,759 for the six months ended June 30, 2021. Annualized returns on average assets and average equity for the six months ended June 30, 2022 were 0.90% and 12.57%, respectively, compared with June 30, 2021 annualized returns on average assets and average equity of 1.27% and 12.80%, respectively.

In its May 2022 issue, American Banker Magazine ranked Bank of South Carolina Corporation 68th on its annual list of the Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (Source: Capital Performance Group). The rankings include publicly traded banks and thrifts with total assets less than $2 billion, of which there were 438 institutions that met the criteria for consideration this year.

Fleetwood S. Hassell, President & CEO of the Bank of South Carolina, stated, "Balance sheet growth continues to impact return on assets; however, return on equity remains favorable. Our challenge remains the deployment of excess liquidity into higher-yielding investments. As we await further Federal Reserve actions, we continue to focus on asset quality and control of operating expenses. Margins are improving, and we are optimistic that higher loan interest income will offset any declines in mortgage origination volume. We remain ahead of our profit plan for the first six months and look forward to the second half of the year."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30,	(Unaudited) June 30,
	2022	2021

Common stock shares outstanding	5,552,351	5,533,999
Book value per share	$ 7.50	$ 9.84
Total assets	$ 655,465,190	$ 581,915,387

Three Months Ended

Net income	$ 1,542,981	$ 1,668,684

Basic earnings per share	$ 0.28	$ 0.30
Diluted earnings per share	$ 0.27	$ 0.29

Weighted average shares outstanding:
Basic	5,550,951	5,528,835
Diluted	5,693,808	5,686,026

Six Months Ended
Net income	$ 3,007,088	$ 3,478,759
Basic earnings per share	$ 0.54	$ 0.63
Diluted earnings per share	$ 0.53	$ 0.61

Weighted average shares outstanding:
Basic	5,547,767	5,525,291
Diluted	5,682,968	5,690,024

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500